UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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NaviSite, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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400 Minuteman Road
Andover, Massachusetts 01810
November 10, 2005
Dear NaviSite Stockholders:
      I am pleased to invite you to attend the 2005 Annual Meeting of Stockholders of NaviSite, Inc. to be held on Thursday, December 8, 2005 at 9:00 a.m., local time, at The Nine Zero Hotel, 90 Tremont Street, Boston, Massachusetts 02108.
      Specific details regarding admission to the meeting and the business to be conducted at the Annual Meeting are included in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to carefully read these materials, as well as the enclosed Annual Report to Stockholders for the fiscal year ended July 31, 2005. NaviSite’s Board of Directors recommends that you vote in favor of each of the director nominees and for each other proposal set forth in the Notice of Annual Meeting and Proxy Statement.
      Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will ensure that your shares are represented and voted at the Annual Meeting by completing and returning the enclosed proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.
      Thank you for your continued support.

Sincerely,

Arthur P. Becker
Chief Executive Officer and President

NAVISITE, INC.
400 Minuteman Road
Andover, MA 01810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Thursday, December 8, 2005

To the Stockholders of NaviSite, Inc.:
      Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of NaviSite, Inc., a Delaware corporation (“NaviSite”), will be held on Thursday, December 8, 2005 at 9:00 a.m., local time, at The Nine Zero Hotel, 90 Tremont Street, Boston, Massachusetts 02108, to consider and act upon the following matters:

(1) To elect six members of the Board of Directors of NaviSite (the “Board of Directors”) to serve for a one-year term;

(2) To ratify the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2006; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.
      The Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting.
      A copy of NaviSite’s Annual Report to Stockholders for the fiscal year ended July 31, 2005, which contains consolidated financial statements and other information of interest to stockholders, is included with this Notice and Proxy Statement.
      Admission of stockholders to the Annual Meeting will be on a first-come, first-served basis, and picture identification will be required to enter the Annual Meeting. Each stockholder will be entitled to bring one guest to the Annual Meeting. An individual arriving without picture identification will not be admitted unless it can be verified that the individual is a NaviSite stockholder. Cameras, cellular phones, recording equipment and other electronic devices will not be permitted at the Annual Meeting. NaviSite reserves the right to inspect any persons or items prior to their admission to the Annual Meeting.
      Only stockholders of record as of the close of business on Friday, October 28, 2005 are entitled to notice of, and to vote at, the Annual Meeting. All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Monique Cormier
Secretary
Andover, Massachusetts
November 10, 2005
YOUR VOTE IS IMPORTANT.
          WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED RETURN ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

PROXY STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2
CORPORATE GOVERNANCE AND BOARD MATTERS
ADDITIONAL INFORMATION
STOCK OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2005
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

NAVISITE, INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held On Thursday, December 8, 2005
General
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of NaviSite, Inc., a Delaware corporation (“NaviSite”), for use at NaviSite’s 2005 Annual Meeting of Stockholders, which will be held on Thursday, December 8, 2005 (the “Annual Meeting”) at 9:00 a.m., local time, at The Nine Zero Hotel, 90 Tremont Street, Boston, MA 02108, and at any adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”).
      The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and NaviSite’s Annual Report to Stockholders for the fiscal year ended July 31, 2005 (the “2005 Annual Report”) are being mailed to stockholders on or about November 15, 2005. NaviSite’s principal executive offices are located at 400 Minuteman Road, Andover, Massachusetts 01810 and its telephone number is (978) 682-8300.
Solicitation
      The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by NaviSite. NaviSite may engage a paid proxy solicitor to assist in the solicitation. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of NaviSite’s common stock, $.01 par value per share, held in their names. In addition to the solicitation of proxies by mail, NaviSite’s directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews. NaviSite will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.
Record Date, Voting Securities and Votes Required
      Only holders of record of NaviSite common stock as of the close of business on Friday, October 28, 2005 (the “Record Date”) will be entitled to receive notice of and vote at the Annual Meeting and any adjournments thereof. On the Record Date, NaviSite had approximately 28,487,260 shares of common stock issued and outstanding and entitled to be voted. The holders of common stock are entitled to one vote for each share held as of the Record Date on any proposal presented at the Annual Meeting.
      A majority of the shares of common stock issued and outstanding and entitled to be voted at the Meeting will constitute a quorum at the Annual Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.
      The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors (Proposal No. 1). The affirmative vote of the holders of a majority of the shares of NaviSite common stock present or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2006 (Proposal No. 2).

      Shares which abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors (Proposal No. 1), which requires a plurality of the votes cast, or the ratification of the appointment of KPMG LLP as NaviSite’s independent registered public accounting firm (Proposal No. 2), which requires an affirmative vote of a majority of the shares of NaviSite common stock present or represented by proxy and voting on the matter.
      An automated system administered by NaviSite’s transfer agent tabulates the votes. The votes on each matter are tabulated separately.
      To vote by mail, complete, date and sign the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.
Proxies

Voting By Proxy
      Voting instructions are included on your proxy card. If you properly complete, sign and date your proxy card and return it to us (in the postage prepaid envelope provided) in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If you sign and timely return your proxy card but do not indicate how your shares are to be voted with respect to one or more of the proposals to be voted on at the Annual Meeting, your shares will be voted for each of such proposals and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment of the Annual Meeting.

Revoking Your Proxy
      You may revoke your proxy at any time before it is voted by:

•	Notifying NaviSite’s Secretary in writing at the principal executive offices of NaviSite located at 400 Minuteman Road, Andover, MA 01810, Attention: Secretary, before the Annual Meeting that you have revoked your proxy; or

•	By attending the Annual Meeting and voting in person at the Annual Meeting.

Voting in Person
      If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your “street name” shares held as of the Record Date.
Householding of Annual Meeting Materials
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or 2005 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Investor Relations Department, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, telephone: (978) 682-8300. If you want to receive separate copies of the Proxy Statement or 2005 Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact NaviSite at the above address and telephone number.

Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth certain information as of September 30, 2005 (unless otherwise indicated), with respect to the beneficial ownership of NaviSite common stock by the following:

•	each person known by NaviSite to beneficially own more than 5% of the outstanding shares of NaviSite common stock;

•	each of NaviSite’s directors;

•	each of the Named Executive Officers (as defined below under the heading “Executive Compensation”); and

•	all of the current executive officers and directors as a group.
      For purposes of the following table, beneficial ownership is determined in accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, NaviSite believes that each person or entity named in the table has sole voting and investment power with respect to all shares of NaviSite common stock shown as beneficially owned by them (or shares such power with his or her spouse). Under such rules, shares of NaviSite common stock issuable under options that are currently exercisable or exercisable within 60 days after September 30, 2005 (“Presently Exercisable Options”) are deemed outstanding and are included in the number of shares beneficially owned by a person named in the table and are used to compute the percentage ownership of that person. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810.
      The percentage ownership of NaviSite common stock of each person or entity named in the following table is based on 28,487,260 shares of NaviSite common stock outstanding as of September 30, 2005 plus any shares subject to Presently Exercisable Options held by such person.

	Amount and Nature of
	Beneficial Ownership

Name and Address of	Number of		Percentage
Beneficial Owner	Shares		of Class

5% Stockholders
Atlantic Investors, LLC	17,121,652	(1)	60.1%
20 East 66th Street New York, NY 10021
Hewlett-Packard Financial Services Company	4,416,592	(2)	15.5%
420 Mountain Avenue Murray Hill, NJ 07974
Waythere, Inc.(3)	11,472,846	(3)	31.0%
c/o BG Affiliates One Beacon Street Suite 1500 Boston, MA 02108
Directors and Named Executive Officers
Andrew Ruhan	50,000	(4)	*
Arthur P. Becker	668,631	(5)	2.3%
Gabriel Ruhan	358,333	(6)	1.2%
James Dennedy	80,138	(6)	*
Thomas R. Evans	48,472	(6)	*
Larry Schwartz	75,971	(6)	*
John J. Gavin, Jr.	173,614	(6)	*

	Amount and Nature of
	Beneficial Ownership

Name and Address of	Number of		Percentage
Beneficial Owner	Shares		of Class

Kenneth Drake(7)	27,918	(6)	*
Stephen Pace(8)	—		—
All current executive officers and directors as a group (8 persons)	1,471,443	(9)	5.0%

*	Less than 1%.

(1)	Based on information provided by Atlantic Investors, LLC in a Form 4 dated July 28, 2004 filed with the SEC on July 30, 2004. Atlantic Investors, LLC is controlled by two managing members, Unicorn Worldwide Holdings Limited and Madison Technology LLC. Unicorn Worldwide Holdings Limited is jointly controlled by its Board members, Simon Cooper and Simon McNally. Mr. Becker is the managing member of Madison Technology LLC. Messrs. Cooper and McNally for Unicorn Worldwide Holdings Limited and Mr. Becker for Madison Technology LLC share voting and investment power over the securities held by Atlantic Investors, LLC. Mr. A. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC. Atlantic Investors, LLC has informed us that the 17,121,652 shares of our common stock it holds is currently its sole investment.

(2)	Shares are held of record by Hewlett-Packard Financial Services Company, a wholly owned subsidiary of Hewlett-Packard Company, a widely held publicly traded company. Hewlett-Packard Company and Hewlett-Packard Financial Services Company may each be deemed the beneficial owner of these shares.

(3)	Formerly known as Surebridge, Inc. Includes 8,472,846 shares of common stock that may be issued upon conversion of the outstanding principal and accrued interest as of September 30, 2005 under the convertible promissory notes held by Waythere.

(4)	Consists of shares of common stock issuable upon the exercise of Presently Exercisable Options. Excludes 17,121,652 shares of common stock owned by Atlantic Investors, LLC and 426,134 shares of common stock owned by Global Unicorn Worldwide Holdings S.A.R.L., a wholly owned subsidiary of Unicorn Worldwide Holdings Limited, with respect to all of which Mr. A. Ruhan disclaims beneficial ownership. Mr. A. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC.

(5)	Consists of 213,067 shares of common stock owned by Madison Technology LLC and 455,564 shares of common stock issuable upon the exercise of Presently Exercisable Options. Excludes 17,121,652 shares of common stock owned by Atlantic Investors, LLC with respect to which Mr. Becker disclaims beneficial ownership. Mr. Becker is the managing member of Madison Technology LLC, a managing member of Atlantic Investors, LLC.

(6)	Consists of shares of common stock issuable upon the exercise of Presently Exercisable Options.

(7)	Mr. Drake resigned as the General Counsel and Secretary of NaviSite effective July 4, 2005.

(8)	Mr. Pace resigned as the Senior Vice President, Sales and Marketing of NaviSite effective June 3, 2005.

(9)	Consists of 213,067 shares of common stock owned by Madison Technology LLC and 1,258,376 shares of common stock issuable upon the exercise of Presently Exercisable Options. Excludes 17,121,652 shares of common stock owned by Atlantic Investors, LLC with respect to which Messrs. A. Ruhan and Becker disclaim beneficial ownership, and 426,134 shares of common stock owned by Global Unicorn Worldwide Holdings S.A.R.L., a wholly owned subsidiary of Unicorn Worldwide Holdings Limited, with respect to which Mr. A. Ruhan disclaims beneficial ownership. Mr. A. Ruhan holds a 10% equity interest in Unicorn Worldwide Holdings Limited, a managing member of Atlantic Investors, LLC, and Mr. Becker is the managing member of Madison Technology LLC, a managing member of Atlantic Investors, LLC.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Pursuant to NaviSite’s By-Laws, all of the directors are elected at each annual meeting of stockholders and hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The By-Laws further provide that the number of directors shall be determined from time to time by resolution of the Board of Directors or by the holders of shares representing a majority of the votes entitled to be cast by all stockholders in any annual election of directors.
      The Board of Directors currently has six members. The current members of the Board of Directors are Messrs. Andrew Ruhan, Arthur P. Becker, James Dennedy, Thomas R. Evans, Gabriel Ruhan and Larry Schwartz.
      The Board of Directors recommends that the six nominees named below be elected as directors of NaviSite. The persons named as proxies will vote to elect the six nominees named below as directors of NaviSite unless the proxy card is marked otherwise. Each nominee is presently serving as a director, has consented to being named in this Proxy Statement and has indicated his willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.
      Biographical and certain other information concerning NaviSite’s nominees for re-election to the Board of Directors, each of whom is presently serving as a director, is set forth below. Information with respect to the number of shares of NaviSite common stock beneficially owned by each director, as of September 30, 2005, appears above in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” With the exception of Andrew Ruhan and Gabriel Ruhan, who are brothers, no director or executive officer is related by blood, marriage or adoption to any other director or executive officer.
Nominees for Election to the Board of Directors
      Andrew Ruhan, age 43, has served as Chairman of the Board of NaviSite since September 2002. Mr. Ruhan is also a Managing Director of Bridgehouse Capital, a London-based private equity investment advisory firm. Since 2000, Mr. Ruhan has served as Chief Executive Officer of ClearBlue Technologies, Inc., a managed service provider and an affiliate of NaviSite (“CBT”). From 1998 to 2002, Mr. Ruhan was the co-founder and Chief Executive Officer of GlobalSwitch Group, a data center company in the United Kingdom.
      Arthur P. Becker, age 55, has served as a director of NaviSite since September 2002 and its Chief Executive Officer and President since February 2003. Since 2000, Mr. Becker has served as Vice Chairman and a director of CBT. Mr. Becker is also a co-founder of Atlantic Investors, LLC, a holder of approximately 60% of the outstanding shares of NaviSite common stock as of the Record Date. From 1999 to February 2003, Mr. Becker was a private investor and since 1999 he has been the Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies. Madison Technology LLC is a managing member of Atlantic Investors, LLC.
      James Dennedy, age 40, has served as a director of NaviSite since January 2003. Since November 2004, Mr. Dennedy has been the President and Chief Executive Officer of Engyro Corporation, an enterprise systems and network management company. From September 2003 until November 2004, Mr. Dennedy served as a Managing Partner of Mitchell-Wright, LLC, a technology buy-out and investment company. From August 2002 to September 2003, Mr. Dennedy was the President of Strategic Software Holdings, LLC, an investment firm making equity investments and buyouts on behalf of itself and its investors in the enterprise software industry. From March 2001 to March 2002, Mr. Dennedy served as President of divine Managed Services, a technology services company. From March 1999 to March 2001, Mr. Dennedy served as Senior Vice President, Venture Capital and Private Equity Group, of marchFirst, Inc., an IT services and systems integration company.
      Thomas R. Evans, age 51, has served as a director of NaviSite since October 2003. Since June 2004, Mr. Evans has been the Chief Executive Officer and President of Bankrate, Inc., an Internet-based consumer banking marketplace. Mr. Evans also serves on the Board of Directors of Bankrate. From September 2002 to June 2004, Mr. Evans was a private investor and consultant. From August 1999 to August 2002, Mr. Evans served as Chairman of the Board and Chief Executive Officer for Official Payments Corp., an online payment service for government taxes and fees.

      Gabriel Ruhan, age 41, has served as a director of NaviSite since October 2002. Since January 2004, Mr. Ruhan has been the Managing Director of Global Marine Systems Limited, a marine technology and engineering company specializing in the maintenance of submarine telecommunications cables. From April 2003 to December 2004, Mr. Ruhan served as NaviSite’s Chief Operating Officer. From December 2002 until April 2003, Mr. Ruhan served as NaviSite’s Executive Vice President for Business Development. From 1998 to 2002, Mr. Ruhan was Corporate Development Director of GlobalSwitch Group, a data center company in the United Kingdom. Mr. Ruhan is also a director of CBT and an employee of NaviSite Europe Ltd., one of NaviSite’s subsidiaries located in the United Kingdom.
      Larry Schwartz, age 42, has served as a director of NaviSite since May 2003. Since August 2004, Mr. Schwartz has served as the Chief Executive Officer of Bridgehouse Marine Limited, a company that acquires and manages companies providing marine services to the telecommunications and energy industries. In January 2004, Mr. Schwartz founded The Wenham Group, a private equity investment firm. From May 2000 to December 2003, Mr. Schwartz was the Senior Vice President and Chief Restructuring Officer for Genuity Inc., where Mr. Schwartz also served as a member of Genuity’s senior management committee.
The Board of Directors recommends a vote FOR the election of the above-named nominees as directors of NaviSite.
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected KPMG LLP as NaviSite’s independent registered public accounting firm to audit NaviSite’s financial statements for the fiscal year ending July 31, 2006. KPMG LLP has audited the financial statements of NaviSite for each fiscal year since NaviSite’s inception. If the stockholders do not ratify the selection of KPMG LLP as NaviSite’s independent registered public accounting firm, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in NaviSite’s and its stockholders’ best interests. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.
The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as NaviSite’s independent registered public accounting firm for the fiscal year ending July 31, 2006.
CORPORATE GOVERNANCE AND BOARD MATTERS
Independence of Members of the Board of Directors
      Our Board of Directors has determined that our company is a “Controlled Company,” as defined in the rules of The Nasdaq Stock Market, Inc. because Atlantic Investors, LLC is the beneficial owner of more than 50% of our voting power. We therefore are exempt from certain independence requirements of the Nasdaq rules, including the requirement to maintain a majority of independent directors on our Board of Directors, an independent compensation committee (although we do have a Compensation Committee comprised of three independent directors) and a standing nominating committee or committee performing a similar function.
      To increase the quality of the Board’s oversight and to lessen the possibility of damaging conflicts of interest, the Board intends to have at least three “independent directors”, as defined from time to time by The Nasdaq Stock Market, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to NaviSite. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with NaviSite (either directly or as a partner, shareholder or officer of an organization that has a relationship with NaviSite). The Board of Directors has determined that each of Messrs. James Dennedy, Thomas Evans and Larry Schwartz is an independent director as defined in the rules of The Nasdaq Stock Market, and none of Messrs. Dennedy, Evans and Schwartz has a material relationship with NaviSite other than by virtue of his service on the Board of Directors.
Board and Committee Meetings
      The Board of Directors held 10 meetings during the fiscal year ended July 31, 2005. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he served. NaviSite strongly encourages all directors to attend the annual meeting of stockholders. All members of the Board of Directors attended the 2004 Annual Meeting of Stockholders.
Committees of the Board of Directors
      The Board of Directors has designated two principal standing committees, an audit committee (the “Audit Committee”) and a compensation committee (the “Compensation Committee”). The current members of the Audit Committee and the Compensation Committee are identified in the following table:

Name	Audit Committee	Compensation Committee

James Dennedy	Chair	X
Thomas R. Evans	X	X
Larry Schwartz	X	Chair

Audit Committee
      The Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning NaviSite’s financial reporting and internal controls. The Audit Committee facilitates open communication among the Audit Committee, Board of Directors, NaviSite’s independent registered public accounting firm and management. The Audit Committee discusses with management and NaviSite’s independent registered public accounting firm the financial information developed by NaviSite, NaviSite’s systems of internal controls and NaviSite’s audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining, and, where necessary, terminating the engagement of NaviSite’s independent registered public accounting firm. The independent registered public accounting firm meets with the Audit Committee (both with and without the presence of NaviSite’s management) to review and discuss various matters pertaining to the audit, including NaviSite’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by NaviSite.
      The Audit Committee preapproves all audit services to be provided to NaviSite by the principal auditor and all other services (including reviewing, attestation and non-audit services) to be provided to NaviSite by the independent registered public accounting firm.
      The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by NaviSite regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of NaviSite of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board of Directors, to engage independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board of Directors has adopted a written charter for the Audit Committee.
      The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the rules of The Nasdaq Stock Market, and that the Audit Committee members meet the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. During the last fiscal year, the Audit Committee held five meetings.

Compensation Committee
      The Compensation Committee of the Board of Directors determines salaries, incentives and other forms of compensation for the Chief Executive Officer and the executive officers of NaviSite and reviews and makes recommendations to the Board of Directors with respect to director compensation. In addition, the Compensation Committee administers NaviSite’s stock incentive compensation and equity-based plans. The Board of Directors has adopted a written charter for the Compensation Committee. During the last fiscal year, the Compensation Committee held five meetings.

Nominating Committee
      We are a “Controlled Company,” as defined in the rules of The Nasdaq Stock Market, Inc. because Atlantic Investors, LLC is the beneficial owner of more than 50% of our voting power. Therefore, we are exempt from certain independence requirements of the Nasdaq rules, including the requirement to maintain a standing nominating committee or committee performing a similar function, and as such we do not have a separate nominating committee.
      The Board serves the function that would otherwise be provided by a separate nominating committee. Each member of the Board of Directors participates in the consideration of director nominees. Generally, the Board of Directors identifies candidates for director nominees in consultation with management and the independent members of the Board, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the Board of Directors deems to be helpful to identify candidates. Once candidates have been identified, the Board of Directors confirms that the candidates meet the qualifications for director nominees established by the Board. The Board of Directors may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Board of Directors deems to be helpful in the evaluation process. The Board of Directors meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board.
      In considering whether to include any particular candidate in the Board’s slate of recommended director nominees, the Board will consider the candidate’s integrity, education, business acumen, knowledge of NaviSite’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. NaviSite believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
      The Board of Directors will consider director candidates who are recommended by the stockholders of NaviSite. Such recommendation for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation;

•	Number of shares of NaviSite common stock that are owned beneficially and held of record by such stockholder;

•	Name and address of the individual recommended for consideration as a director nominee;

•	Principal occupation and experience of the director nominee;

•	Total number of shares of NaviSite common stock that will be voted for the director nominee by the stockholder making the recommendation; and

•	A written statement from the stockholder making the recommendation stating whether the director nominee has indicated his or her willingness to serve if elected and why such recommended candidate would be able to fulfill the duties of a director.

      Nominations must be sent to the attention of the Secretary of NaviSite by U.S. mail to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. The Secretary will then provide the nomination to the Board for consideration. Assuming that the required material has been provided on a timely basis, the Board of Directors will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholder Communications with the Board of Directors
      Stockholders may communicate with the Board of Directors by sending written communications to the Board of Directors or any individual member of the Board of Directors to the following address: Board of Directors, c/o Secretary, NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810. The Secretary will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, personal grievances, matters as to which NaviSite tends to receive repetitive or duplicative communications, or patently offensive or otherwise inappropriate material.
ADDITIONAL INFORMATION
Management
      Officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of NaviSite.

Name	Age	Position

Arthur P. Becker	55	Chief Executive Officer, President and Director
John J. Gavin, Jr.	50	Chief Financial Officer and Treasurer
Monique Cormier	37	General Counsel and Secretary
      Arthur P. Becker has served as a director of NaviSite since September 2002 and its Chief Executive Officer and President since February 2003. Since 2000, Mr. Becker has served as Vice Chairman and a director of CBT. Mr. Becker is also a co-founder of Atlantic Investors, LLC, a holder of approximately 60% of the outstanding shares of NaviSite common stock as of the Record Date. From 1999 to February 2003, Mr. Becker was a private investor and since 1999 he has been the Managing Member of Madison Technology LLC, an investment fund that is focused on technology and telecommunications companies. Madison Technology LLC is a managing member of Atlantic Investors, LLC.
      John J. Gavin, Jr. has served as our Chief Financial Officer since May 2004. From January 2002 to April 2004, Mr. Gavin was a private investor. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, which was acquired by Novell, Inc. Prior to his work at Cambridge Technology Partners, Mr. Gavin spent twelve years at Data General Corporation rising through the financial organization to Vice President and Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP in various accounting and audit positions including serving as Senior Manager in charge of multi-national audits. From October 2001 until April 2005, Mr. Gavin served on the Board of Directors of Ascential Software Corporation, an enterprise software company providing data integration and management solutions. Mr. Gavin is a certified public accountant.
      Monique Cormier has served as the General Counsel and Secretary of NaviSite since August 2005. From August 2004 to August 2005, Ms. Cormier served as Associate General Counsel for NaviSite. From September 2000 to October 2003, Ms. Cormier served as a Corporate Associate for Gunderson Dettmer, LLP, a full service law firm. During 2004, Ms. Cormier served as a contract attorney in different temporary positions on a short-term basis.
Director Compensation
      On September 27, 2005, the Board of Directors adopted a new policy with respect to the compensation of the independent directors of the Board and the Chairman of the Board. The new policy provides that each independent director and the Chairman of the Board shall be paid an annual fee of $20,000. In addition, (i) the Chairperson of the Audit Committee and of the Compensation Committee will each receive an additional annual fee of $5,000, (ii) each member of the Audit Committee and the Compensation Committee, other than the Chairman, will receive an additional annual fee of $3,000, and (iii) the Chairman of the Board will receive an additional annual fee of $7,000. Upon initial election to the Board, each independent director and the Chairman of the Board will receive an initial stock option of 50,000 shares of NaviSite common stock, which stock option will vest monthly over a period of three years. Upon re-election to the Board, each independent director and the Chairman of the Board will receive a stock option for 15,000 shares of NaviSite common stock, which stock option will vest monthly over a period of 12 months. The Chairman of the Audit Committee and the Compensation Committee will not receive any additional stock options by virtue of his position as a committee Chairman.
      During the 2005 fiscal year, Messrs. A. Ruhan, G. Ruhan and Becker were not paid for service on the Board of Directors. In accordance with NaviSite’s previous director compensation policy, upon re-election to the Board of Directors, each of Messrs. Evans, Dennedy and Schwartz received an option to purchase 15,000 shares of NaviSite common stock on December 9, 2004 at a purchase price per share of $2.38. The option vests monthly over a period of 12 months. In addition, upon Mr. Dennedy’s re-election as the Chairperson of the Audit Committee and upon Mr. Schwartz’s re-election as the Chairperson of the Compensation Committee, each of Messrs. Dennedy and Schwartz was granted an option to purchase 10,000 shares of NaviSite common stock on December 9, 2004 at a purchase price of $2.38. The option vests monthly over a period of 12 months. NaviSite also paid each of Messrs. Evans, Dennedy and Schwartz an aggregate of $11,250 during the 2005 fiscal year. Of the $11,250 paid to the directors in the 2005 fiscal year, $4,375 was earned in the 2004 fiscal year and $6,875 was earned in the 2005 fiscal year.
      Apart from the arrangements discussed above, NaviSite does not pay any cash compensation to members of its Board of Directors for their services as members of the Board of Directors, although directors are reimbursed for their reasonable travel expenses incurred in connection with attending Board of Directors and committee meetings. Directors who are also NaviSite officers or employees are eligible to participate in the Amended and Restated 2003 Stock Incentive Plan.
      NaviSite and each member of the Board of Directors have entered into an indemnification agreement pursuant to which the directors will be indemnified by NaviSite, subject to certain limitations, for any liabilities incurred by the directors in connection with their role as directors of NaviSite.
Executive Compensation

Summary Compensation
      The following table sets forth certain summary information with respect to the compensation paid during the fiscal years ended July 31, 2005, 2004 and 2003 earned by each of (i) all individuals who served as the Chief Executive Officer during the fiscal year ended July 31, 2005, (ii) one other executive officer who was serving as an executive officer on July 31, 2005 whose total annual salary and bonus for fiscal year 2005 exceeded $100,000, and (iii) two former executive officers who would have been among the most highly compensated executive officers during fiscal year 2005 had they remained executive officers as of July 31, 2005 (collectively, the “Named Executive Officers”). In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

Summary Compensation Table

				Long-Term
				Compensation

				Awards

		Annual Compensation		Securities
				Underlying
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options

Arthur P. Becker	2005	275,000	—	500,000
Chief Executive Officer and President	2004	275,000	—	460,000
	2003	121,635	—	40,000
John J. Gavin, Jr.	2005	250,000	—	300,000
Chief Financial Officer and Treasurer	2004	50,800	—	200,000
Kenneth Drake	2005	185,989	—	100,000
Former General Counsel and Secretary	2004	155,769	—	80,000
Stephen Pace	2005	331,277	30,000	90,000
Former Senior Vice President, Sales and Marketing

Option Grants During the Fiscal Year Ended July 31, 2005
      The following table sets forth information regarding options to purchase NaviSite common stock granted to the Named Executive Officers during the fiscal year ended July 31, 2005. NaviSite has never granted any stock appreciation rights.
STOCK OPTION GRANTS IN THE FISCAL YEAR ENDED JULY 31, 2005

	Individual Grants
						Potential Realizable
	Number of		Percent of			Value at Assumed
	Securities		Total			Annual Rates of Stock
	Underlying		Options			Price Appreciation for
	Options		Granted to	Exercise		Option Term ($)(1)
	Granted		Employees in	Price	Expiration
Name	(#)		Fiscal Year	(Per Share) ($)	Date	5%	10%

Arthur P. Becker	500,000	(2)	10.21%	1.58	3/31/2015	496,655	1,258,522
John J. Gavin, Jr.	50,000	(3)	1.02%	2.62	9/28/2014	82,385	208,780
	250,000	(2)	5.10%	1.58	3/31/2015	248,327	629,261
Kenneth Drake	20,000	(3)	0.41%	2.62	9/28/2014	32,954	83,512
	80,000	(2)	1.63%	1.58	3/31/2015	79,465	201,363
Stephen Pace	90,000	(2)	1.84%	1.58	3/31/2015	89,398	226,534

(1)	Amounts reported in these columns represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified rates of appreciation (5% and 10%) on the underlying common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect NaviSite’s estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of the underlying common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the optionholder.

(2)	On April 1, 2005, this option was granted under NaviSite’s Amended and Restated 2003 Stock Incentive Plan. The option vests as to 1/36th of the number of shares subject to the option on each monthly anniversary of the grant date until the option is fully vested on the third anniversary of the grant date.

(3)	On September 28, 2004, this option was granted under NaviSite’s Amended and Restated 2003 Stock Incentive Plan. The option vested as to 25% of the original number of shares subject to the option on March 28, 2005 and thereafter vests monthly in equal amounts until fully vested on March 28, 2008.

Options Exercised During Fiscal Year Ended July 31, 2005
      The following table sets forth the number of exercisable and unexercisable options to purchase NaviSite common stock held by the Named Executive Officers as of July 31, 2005. No stock options to purchase NaviSite common stock were exercised by any Named Executive Officer during the fiscal year ended July 31, 2005.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Number of Securities		Value of Unexercised In the
	Underlying Unexercised		Money Options at
	Options at July 31, 2005		July 31, 2005($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur P. Becker	366,677	633,323	13,753	151,247
John J. Gavin, Jr.	125,004	374,996	6,877	75,623
Kenneth Drake	67,918	—	2,200	—
Stephen Pace	40,417	—	1,650	—
Compensation Committee Report on Executive Compensation
      NaviSite’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the salaries of, establishes bonuses for and grants stock options to NaviSite’s executive officers.
      Compensation Philosophy. NaviSite’s executive compensation program has three objectives: (i) to align the interests of its executive officers with the interests of NaviSite’s stockholders by basing a significant portion of an executive’s compensation on NaviSite’s performance; (ii) to attract and retain talented executive officers who can contribute to the success of NaviSite; and (iii) to provide incentives for superior performance by NaviSite’s executives. To achieve these objectives, the Compensation Committee has developed a compensation program that consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of NaviSite’s executive officers.
      Base Salaries and Short-term Incentive Compensation. The Compensation Committee reviews NaviSite’s executive compensation program annually. In its review, the Compensation Committee assesses the competitiveness of NaviSite’s executive compensation program by comparing its pay practices with those of other companies whose business and financial condition are similar to that of NaviSite’s. In determining individual salaries and bonuses, the Compensation Committee considers overall corporate performance, business unit performance, individual performance and an individual’s historical salary and bonus levels. The Compensation Committee evaluates corporate performance and business unit performance by assessing the extent to which established business objectives are met. Individual performance is evaluated by considering the executive’s responsibilities, the importance of the executive to NaviSite, the contribution of the executive with respect to NaviSite’s performance, the extent to which the executive met or exceeded individual goals, the executive’s expertise and experience and the executive’s future potential. The Compensation Committee has determined not to establish a short-term incentive or bonus plan for NaviSite’s executive officers until NaviSite’s current capital structure is improved or resolved. Therefore, in fiscal 2005, because of NaviSite’s financial condition, NaviSite did not make a bonus payment to any executive officer except for Stephen Pace, to whom NaviSite paid a bonus in the amount of $30,000. The bonus paid to Stephen Pace was a bonus that was previously owed to Mr. Pace by Surebridge, Inc. and that NaviSite agreed to pay in connection with its acquisition of the Surebridge business.
      Long-Term Incentive Compensation. The Compensation Committee believes that placing a portion of an executive’s total compensation in the form of stock options achieves three objectives: (i) it aligns the interest of NaviSite’s executives directly with those of NaviSite’s stockholders; (ii) it gives executives a significant long-term interest in NaviSite’s success; and (iii) it helps NaviSite retain key executives. In determining the number and terms of options to grant an executive, the Compensation Committee will primarily consider the executive’s past performance and the degree to which an incentive for long-term performance would benefit NaviSite. The Compensation Committee also considers the number of shares of NaviSite common stock covered by, and the exercise price of, outstanding stock options, the total number of shares reserved for issuance under NaviSite’s stock option plans, NaviSite’s projected hiring needs for the near future and the recent performance of NaviSite.
      Compensation of the Chief Executive Officer. The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with NaviSite’s general policies concerning executive compensation and is appropriate in light of NaviSite’s financial objectives and performance. Awards of intermediate and long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other intermediate and long-term incentive awards. In determining the Chief Executive Officer’s compensation, the Compensation Committee considers the factors described above with respect to other executive officers. In addition, the Compensation Committee considers the extent to which the Chief Executive Officer anticipates opportunities and takes advantage of them, the extent to which he anticipates problems and avoids them, the success of his efforts towards building NaviSite’s management team, business and infrastructure and his involvement in improving the operating and financial performance of NaviSite. Based on these factors and considerations, the Compensation Committee elected to set Mr. Becker’s annual base salary for fiscal 2005 at $275,000. Because of NaviSite’s financial condition, NaviSite did not pay any cash bonuses to Mr. Becker in fiscal 2005. In lieu of a cash bonus, the Compensation Committee granted Mr. Becker an option to purchase 500,000 shares of NaviSite common stock at an exercise price per share equal to $1.58. The stock option vests in equal installments on a monthly basis until fully vested on the third anniversary of the grant date.
      Policy on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public companies for certain compensation over $1,000,000 paid to a company’s Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee intends to review the potential effects of Section 162(m) periodically and intends to structure NaviSite’s stock option grants and certain other equity-based awards in a manner that is intended to avoid disallowances under Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interest of NaviSite or its stockholders.

COMPENSATION COMMITTEE

Larry Schwartz, Chairman
James Dennedy
Thomas R. Evans

Independent Registered Public Accounting Firm Fees
      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NaviSite’s annual financial statements for fiscal years ended July 31, 2004 and 2005, and fees billed for other services rendered by KPMG LLP.

	2004	2005

Audit Fees(1)	$1,172,976	$529,225
Audit-Related Fees(2)	10,197	—

Audit and Audit-Related Fees	1,183,173	529,225
Tax Fees(3)	55,000	65,000
All Other Fees(4)	—	—

Total Fees	$1,238,173	$594,225

(1)	Audit fees consisted principally of fees for the audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and quarterly reviews of the consolidated financial statements. The audit fee for fiscal year 2004 includes the fees for the audit and reviews of entities acquired within the fiscal year, the audit of purchase accounting and opening balance sheets. The audit fee for both fiscal years also includes fees for the review of, and consents included within, Navisite’s registration statement on Form S-2 and other SEC filings.

(2)	Audit-related fees consisted principally of fees for accounting consultation on proposed transactions.

(3)	Tax fees consisted principally of fees for tax compliance, tax planning and tax advice.

(4)	All other fees include all other non-audit services. No such services were provided during fiscal year 2004 or fiscal year 2005.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre- approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
Audit Committee Financial Expert
      The Board of Directors has determined that James Dennedy is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.
Audit Committee Report
      The Audit Committee of the Board of Directors has reviewed and discussed NaviSite’s audited financial statements for fiscal year 2005 with NaviSite’s management. The Audit Committee has discussed with KPMG, NaviSite’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services to NaviSite is compatible with maintaining KPMG’s independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of

Directors that the audited financial statements be included in NaviSite’s Annual Report on Form 10-K for fiscal year 2005.

AUDIT COMMITTEE

James Dennedy, Chairman
Larry Schwartz
Thomas R. Evans
      The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of NaviSite’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.
Certain Relationships and Related Transactions

Atlantic Investors, LLC
      On January 29, 2003, we entered into a $10.0 million Loan and Security Agreement (the “Atlantic Loan”) with Atlantic Investors, LLC. The Atlantic Loan bears an interest rate of 8% per annum. Interest is payable upon demand or, at Atlantic’s option, interest may be added to the outstanding balance due to Atlantic by NaviSite. Atlantic may make demand for payment of amounts in excess of the minimum Atlantic Loan amount of $2.0 million (the “Minimum Loan Amount”), with 60 days notice. Atlantic can demand payment of the Minimum Loan Amount with 90 days notice. Under the Atlantic Loan agreement, we can require Atlantic to loan us (1) up to $2.0 million to repay an amount due from CBTM to Unicorn, a related party to NaviSite and Atlantic; (2) $1.0 million for costs associated with our acquisition of Avasta; and (3) up to $500,000 for the post-acquisition working capital needs of Avasta. Atlantic, at its sole and absolute discretion, may advance other amounts to us such that the aggregate amount borrowed by NaviSite does not exceed the maximum loan amount, defined as the lesser of $10.0 million or 65% of our consolidated accounts receivables. The Atlantic Loan is secured by all of our receivables and is subordinated to the borrowings from Silicon Valley Bank. Since January 2004, the parties have agreed on several occasions to extend the maturity date of the Atlantic Loan, most recently on July 26, 2005, when the Atlantic Loan was amended to extend any and all credit advances under the Atlantic Loan made prior to, or following, July 26, 2005, to become due on the earlier of (i) February 1, 2006 or (ii) five (5) business days following the closing of a financing transaction or disposition pursuant to which we receive net proceeds of $13.0 million after first satisfying the mandatory prepayment obligation under those certain promissory notes due to Waythere, Inc. (formerly known as Surebridge, Inc.).

Hewlett-Packard Financial Services Company and Affiliates
      In connection with our acquisition of CBTM, we assumed CBTM’s equipment lease pursuant to which CBTM had leased hardware and software from HPFS. Pursuant to the assumed equipment lease, we are required to make monthly payments to HPFS through May 2007, following which we will own the leased items. In connection with our acquisition of Surebridge, we assumed Surebridge’s equipment lease pursuant to which Surebridge had leased hardware and software from HPFS. Pursuant to the assumed equipment lease, we are required to make monthly payments to HPFS through May 2007, following which we will own the leased items. In October 2004 we entered into a Reaffirmation and Modification Agreement with HPFS pursuant to which we restructured the equipment lease to refinance past due amounts and remaining obligations under the equipment lease and to finance the buyout amount with respect to the leased hardware and software. In connection with this restructuring, we were required to guaranty the obligations of CBTM and ManagedOps.com, Inc. with respect to the restructured leases. As of July 31, 2005, the aggregate balance outstanding under the assumed leases was approximately $2.2 million.

      In August 2003, HPFS and CBT entered into a transaction agreement under which HPFS exchanged all of the remaining shares of CBT common stock it owned for 2,115,957 shares of our common stock owned by CBT, and HPFS assumed a portion of a promissory note payable to Atlantic Investors made by CBT in the amount of approximately $4.5 million. Upon completion of this transaction, the promissory note issued by Atlantic Investors to HPFS was offset against the promissory note assumed by HPFS to Atlantic Investors. A single new promissory note was issued by HPFS to Atlantic Investors in the principal amount of approximately $3.6 million.
      Pursuant to a services agreement between NaviSite and HPFS, during the 2005 fiscal year HPFS provided technology support services to NaviSite for which NaviSite paid approximately $1.2 million plus $274,440 in past due amounts assumed from Waythere, Inc. (formerly known as Surebridge, Inc.). The services agreement may be terminated by NaviSite with 30 days notice and by HPFS with 60 days notice.

Waythere, Inc.
      On June 10, 2004, we completed the acquisition of substantially all of the assets and liabilities of Surebridge, Inc., a privately held provider of managed application services for mid-market companies. Under the terms of the Asset Purchase Agreement, we acquired substantially all of the assets and liabilities of Surebridge in exchange for two promissory notes in the aggregate principal amount of approximately $39.3 million and three million shares of NaviSite common stock (the “Fixed Shares”).
      The promissory notes we issued to Surebridge (now known as Waythere, Inc.) consist of a Primary Note and an Escrow Note. The Primary Note is in the principal amount of approximately $32.5 million. The Escrow Note is in the principal amount of approximately $6.8 million and has been deposited into escrow for the purpose of satisfying indemnification claims by NaviSite pursuant to the Asset Purchase Agreement. The notes accrue interest on the unpaid balance at an annual rate of 10%, however no interest accrued on any principal paid within nine months of the closing. The notes must be paid in full no later than the second anniversary of the closing. In addition, in the event that we realize net proceeds in excess of $1 million from certain equity or debt financings or sales of assets, we are obligated to use a significant portion of the proceeds to make payments on the notes.
      The outstanding principal and accrued interest under the notes is convertible into shares of NaviSite common stock at the election of the holder at a conversion price of $4.642.
      On December 31, 2004, we paid an aggregate of $800,000 of principal to Waythere under the Primary Note. On August 1, 2005, we paid an additional $750,000 of principal to Waythere in connection with our sale of certain assets relating to its business of marketing and selling Microsoft Business Solutions products and services. On August 25, 2005, the parties made a $2,168,652 adjustment to the outstanding principal under the Primary Note as a result of working capital adjustments provided for in the Asset Purchase Agreement. On August 25, 2005, the parties also made a $937,063 adjustment to the outstanding principal under the Escrow Note as a result of the termination of a Master Services and License Agreement between Surebridge and MRO Software. As of September 30, 2005, the aggregate outstanding principal and accrued interest under the notes was approximately $39.3 million.

Stock Performance Graph
      The following graph compares the cumulative total return to stockholders of NaviSite common stock for the period from August 1, 2000 through July 31, 2005, with the cumulative total return over the same period of (i) the Nasdaq Composite Index and (ii) a peer group index of publicly traded companies that provide similar services to those of NaviSite (the “Peer Group Index”). The graph assumes the investment of $100 in NaviSite common stock and in each of such indices (and the reinvestment of all dividends, if any) on August 1, 2000. The performance shown is not necessarily indicative of future performance.
Comparison of Cumulative Total Return
Assumes Initial Investment of $100
August 1, 2000 Through July 31, 2005

		Nasdaq
Measurement Period		Composite	Peer Group
(Fiscal Year Covered)	NaviSite, Inc.	Index	Index(1)

August 1, 2000	$100.00	$100.00	$100.00
July 31, 2001	$1.85	$53.96	$85.34
July 31, 2002	$0.30	$35.48	$49.66
July 31, 2003	$0.49	$46.57	$51.33
July 31, 2004	$0.33	$50.91	$54.84
July 31, 2005	$0.31	$59.31	$55.08

(1)	The Peer Group Index is a modified-capitalization weighted index of stocks selected by NaviSite that represents the following publicly traded companies: International Business Machines Corporation, Electronic Data Systems Corporation, Computer Sciences Corporation, Level 3 Communications, Inc., Qwest Communications International Inc., AT&T Corp., Akamai Technologies, Inc. and SBC Communications Inc.
      Notwithstanding anything to the contrary set forth in any of NaviSite’s filings under the Securities Act or the Exchange Act that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Executive Compensation and the Stock Performance Graph shall not be deemed incorporated by reference into any such filings.

Employment Agreements and Severance and Change of Control Arrangements

Arthur Becker
      We entered into an employment agreement with Arthur P. Becker as of February 21, 2003, pursuant to which he is employed as NaviSite’s Chief Executive Officer and President. His agreement is for a continuous term, but subject to the provisions described below, may be terminated by either party at any time. Pursuant to this agreement, Mr. Becker is entitled to receive:

•	a base salary, currently $275,000 per year, which is reviewed by our Board of Directors annually (but no more frequently than annually);

•	an annual bonus upon NaviSite’s achievement of various financial and/or other goals established by the Board; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.
      If Mr. Becker’s employment is terminated (i) by reason of death or disability, (ii) by NaviSite with cause or (iii) due to his voluntary resignation, then he will receive no additional salary or benefits other than what has accrued through the date of termination.
      If Mr. Becker’s employment is terminated without cause and he signs a general release of known and unknown claims in a form satisfactory to NaviSite, Mr. Becker will receive severance payments at his final base salary rate, less applicable withholding, until the earlier of (i) six months after the date of his termination without cause, or (ii) the date on which he first commences other employment.
      Mr. Becker and NaviSite have also entered into an indemnification agreement pursuant to which he will be indemnified by NaviSite, subject to certain limitations, for any liabilities incurred by him in connection with his role as a director and officer of NaviSite.

John J. Gavin, Jr.
      On May 6, 2004, Mr. Gavin and NaviSite entered into an employment agreement pursuant to which Mr. Gavin is employed as NaviSite’s Chief Financial Officer. Mr. Gavin’s agreement is for a continuous term, but subject to the provisions described below, may be terminated by either party at any time. Pursuant to this agreement, Mr. Gavin is entitled to receive:

•	a base salary, currently $250,000 per year, which is reviewed by our Board of Directors annually (but no more frequently than annually); and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.
      If Mr. Gavin’s employment is terminated (i) by reason of death or disability, (ii) by NaviSite with Cause (as defined) or (iii) due to his voluntary resignation without Good Reason (as defined), then he will receive no additional salary or benefits other than what has accrued through the date of termination.
      If Mr. Gavin’s employment is terminated by NaviSite without Cause or by Mr. Gavin with Good Reason, and he signs a general release of known and unknown claims in a form satisfactory to NaviSite, Mr. Gavin will receive severance payments at his final base salary rate, less applicable withholding, and continuation of medical benefits until the earlier of (i) six or twelve months after the date of his termination (depending on the reason, date of severance and amount of time served with NaviSite) and (ii) the date on which Mr. Gavin commences other employment.

Kenneth Drake
      We entered into an employment agreement with Kenneth Drake as of July 15, 2003, pursuant to which he was employed as NaviSite’s General Counsel. Pursuant to this agreement, Mr. Drake was entitled to receive:

•	an annual base salary of $180,000 per year; and

•	fringe benefits, including stock options and health insurance and other benefits available to our employees.
      Mr. Drake was also eligible for an annual discretionary bonus based in part upon NaviSite’s achievement of various goals set by Mr. Drake and NaviSite’s President and Chief Executive Officer.
      Pursuant to the agreement, if Mr. Drake’s employment was terminated (i) by reason of death or disability, (ii) by NaviSite with Cause (as defined) or (iii) due to his voluntary resignation without Good Reason (as defined), then he was not entitled to receive any additional salary or benefits other than what had accrued through the date of termination.
      If Mr. Drake’s employment was terminated by NaviSite without Cause or by Mr. Drake with Good Reason, and he signed a general release of known and unknown claims in a form satisfactory to NaviSite, Mr. Drake would have received severance payments at his final base salary rate, less applicable withholding, and continuation of medical benefits until six months after the date of his termination.
      Mr. Drake voluntarily resigned as NaviSite’s General Counsel, which resignation was effective on July 4, 2005. Because Mr. Drake voluntarily resigned, he received no payments from NaviSite pursuant to his employment agreement as a result of his resignation other than payments of base salary and vacation accrued through the effective date of his resignation.

Stephen Pace
      In connection with NaviSite’s acquisition of Surebridge, NaviSite and Mr. Pace entered into an employment offer letter, dated as of June 9, 2004, which provided for the employment of Mr. Pace as NaviSite’s Senior Vice President, Sales and Marketing. Pursuant to this agreement, Mr. Pace was entitled to receive:

•	an annual base salary of $255,000;

•	additional compensation under NaviSite’s 2005 Senior Vice President, Sales and Marketing Compensation Plan; and

•	fringe benefits, including stock options, health insurance, a car allowance and other benefits available to our employees.
      Mr. Pace also received a bonus of $30,000 that NaviSite had previously agreed to pay in connection with the Surebridge acquisition.
      The employment offer letter also provided that in the event NaviSite terminated Mr. Pace’s employment for reasons other than cause (as defined), NaviSite would continue to pay Mr. Pace his base salary for a period of 12 months, provided that if Mr. Pace commenced any employment during the 12-month period following the termination of his employment, the remaining amount of base salary to be paid by NaviSite would be reduced by the amount of compensation received by Mr. Pace from such other employment.
      Mr. Pace voluntarily resigned as NaviSite’s Senior Vice President, Sales and Marketing, which resignation was effective on June 3, 2005. Because Mr. Pace voluntarily resigned, he received no payments from NaviSite pursuant to his employment offer letter as a result of his resignation other than payments of base salary, commissions, car allowance and vacation accrued through the effective date of his resignation.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires NaviSite’s directors, executive officers and persons who own more than 10% of a registered class of NaviSite’s equity securities (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely upon review of copies of such reports, or other written representations from Reporting Persons, NaviSite believes that, during the fiscal year ended July 31, 2005, all Reporting Persons complied with all applicable requirements of Section 16(a) of the Exchange Act.
Annual Report on Form 10-K
      Concurrently with this Proxy Statement, NaviSite is sending a copy of its 2005 Annual Report on Form 10-K without exhibits to all of its stockholders of record as of October 28, 2005. The 2005 Annual Report contains NaviSite’s audited consolidated financial statements for the fiscal year ended July 31, 2005.
      A copy of NaviSite’s Annual Report on Form 10-K (with all exhibits) for the fiscal year ended July 31, 2005 filed with the SEC may be accessed from the SEC’s website (www.sec.gov) or may be obtained without charge upon written request to NaviSite, Inc., 400 Minuteman Road, Andover, Massachusetts 01810, Attention: Investor Relations.
Other Matters
      The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.
      An adjournment of the Annual Meeting may be made from time to time by the chairman of the Annual Meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the Annual Meeting. However, no proxies voted against Proposal No. 2 will be voted in favor of adjournment of the Annual Meeting for the purpose of soliciting additional proxies with respect to any such proposal.
Stockholder Proposals
      Proposals of stockholders intended to be presented in NaviSite’s proxy statement and form of proxy for the 2006 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), must be received by NaviSite no later than July 18, 2006 in order to be included in NaviSite’s proxy statement and form of proxy relating to that meeting.
      Under the By-Laws, proposals of stockholders intended to be submitted for a formal vote at NaviSite’s 2006 Annual Meeting of Stockholders (other than proposals intended to be included in NaviSite’s proxy statement and form of proxy in accordance with Rule 14a-8) may be made only by a stockholder of record who has given notice of the proposal to the Secretary of NaviSite at its principal executive offices no earlier than September 16, 2006 and no later than October 1, 2006.

By order of the Board of Directors,

Monique Cormier
Secretary
November 10, 2005

APPENDIX I
PROXY
NAVISITE, INC.
400 MINUTEMAN ROAD
ANDOVER, MA 01810
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
     The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Arthur P. Becker, John J. Gavin, Jr. and Monique Cormier, and each of them singly, with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of NaviSite, Inc. (“NaviSite”) held of record by the undersigned on October 28, 2005 at the Annual Meeting of Stockholders to be held on December 8, 2005 and any adjournments thereof. None of the following proposals are conditioned upon the approval of any other proposal.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.
PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

NAVISITE, INC.
C/O Computershare
P.O. BOX 8694
EDISON, NJ 08818-8694
Dear Stockholder:
     Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of NaviSite that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.
     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage-paid envelope.
     Thank you in advance for your prompt consideration of these matters.
     ☑     Please mark votes as in this example.
A vote FOR the director nominees (Proposal No. 1) and FOR the ratification of the selection of KPMG LLP as independent registered public accounting firm (Proposal No. 2) is recommended by the Board of Directors.

1.	Election of	(01) Andrew Ruhan,	FOR ALL		WITHHELD FROM
	Directors	(02) Arthur P. Becker,	NOMINEES		ALL NOMINEES
	Nominees:	(03) Gabriel Ruhan,	☐		☐
(04) James Dennedy,
(05) Larry Schwartz, and
(06) Thomas R. Evans

☐

For all nominees except as noted above

2.	Ratification of the selection of KPMG LLP as independent registered public accounting firm for the fiscal year ending July 31, 2006.		FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.			MARK HERE FOR ADDRESS CHANGE OR COMMENTS AND NOTE ON REVERSE. ☐
Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Signature:	Date:

Signature:	Date: